Exhibit 99.1

REPRO-MED ANNOUNCES BOARD CHANGES,

STOCK BUY-BACK PLAN

(Chester, NY – December 4, 2013)  ---  Repro-Med Systems, Inc., ( OTCBB: REPR ) d/b/a RMS Medical Products, has announced the resignation from its Board of Directors of Remo (Raymond) Spagnoli. Mr. Spagnoli had served as a director of the Company since 1993.

Mr. Spagnoli stated in his letter of resignation, “I have been a supporter of RMS for many years and have really enjoyed participating in the company’s growth. The time has come, however, for me to pass the baton to the next generation.”

Andrew Sealfon, President and CEO, praised Mr. Spagnoli’s contribution to the company and stated his participation will be missed. Brad A. Sealfon, age 26, Andrew’s son and a full-time employee of the Company since 2011, has been elected as a Director.

At the same time, it was announced that the Board of Directors has approved a stock buy-back program. The Company’s stock trades over-the-counter under the symbol REPR.  Following the procedure set forth under SEC Rule 10b-18, the company intends to purchase up to 1,000,000 shares of its stock on the open market when conditions permit.

Andrew Sealfon also reported that the Company is putting renewed focus and resources into an unprecedented generation of product offerings.  “Volatility and restrictions on costs in the healthcare market mean RMS must be the highest-value producer in our field, if we are to thrive.  We achieve this through a long-held belief, that a well-considered product is one that solves a customer’s most pressing problem, with a superior result and at a lower cost. The best way to provide true company growth and stockholder value is to develop such products with the best interests of our patients foremost on our minds, followed closely by the best interests of our customers, employees and shareholders,” he said.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “will,” or “plans” to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company’s reports and registration statements filed with the Securities and Exchange Commission.

For further information:

Mike King

Princeton Research, Inc

(702) 650-3000

Email: mike@princetonresearch.com

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